EXHIBIT 5.1
October 9, 2006
webMethods, Inc.
3877 Fairfax Ridge Road, South Tower
Fairfax, Virginia 22030
     RE: Infravio, Inc. 2000 Plan
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 161,050 shares (the “Shares”) of the Common Stock, $0.01 par value (the “Common Stock”), of webMethods, Inc. (the “Company”), which will be issuable from time to time under the Infravio, Inc. 2000 Plan (the “Plan”), which has been assumed by the Company.
     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.
     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the respective Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP